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                                                                     EXHIBIT 5.1

                                 TROY & GOULD PC
                      1801 Century Park East, 16(th) Floor
                       Los Angeles, California 90067-2367

                                  May 27, 2005

Xenonics Holdings, Inc.
2236 Rutherford Road, Suite 123
Carlsbad, California 92008

        Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Xenonics Holdings, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") that the Company intends to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about May 31, 2005 for the purpose of registering the offer and sale of up to 2,845,000 shares (the "Shares") of its common stock, par value $0.001 per share, 1,345,000 of which are issuable under the Company's 2003 Stock Option Plan (the "2003 Plan") and 1,500,000 of which are issuable under the Company's 2004 Stock Incentive Plan (the "2004 Plan"). This opinion letter is being given to you pursuant to your request.

         As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the 2003 Plan, (iii) the 2004 Plan, (iv) the Company's Articles of Incorporation and Bylaws, each as amended to date, (v) resolutions of the Company's Board of Directors pertaining to the issuance of the Shares, the Registration Statement and related matters, and (vi) such other certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

         With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

         The law covered by our opinion is limited to Title 7, Chapter 78, of the Nevada Revised Statutes, which governs corporations that are incorporated in the State of Nevada. We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of any such laws.

         This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to
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our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

           Based upon and subject to all of the foregoing, we are of the opinion that all Shares which are issued, delivered and paid for in accordance with the terms and conditions of the Registration Statement and either the 2003 Plan or the 2004 Plan, as applicable, will be validly issued, fully paid and non-assessable.

           We consent to the filing of this opinion letter as an exhibit to the Registration Statement. However, by giving you this opinion letter and consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/ Troy & Gould

                                           TROY & GOULD PC